EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-91053, 333-110467, 333-138531, 333-151404, and 333-188793) of URS Corporation of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 16, as to which the date is August 1, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated August 1, 2014.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
August 1, 2014

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